EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Dollar Thrifty Automotive Group, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Dollar Thrifty Automotive Group, Inc. Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan, of our report dated February 28, 2011, relating to the consolidated financial statements and financial statement schedule of Dollar Thrifty Automotive Group, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Dollar Thrifty Automotive Group, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
August 2, 2012